Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Table C-3. Financial Highlights of Buying Funds” in the Combined Proxy Statement/Prospectus of SSGA Funds and “Independent Registered Public Accounting Firm” in the Statement of Additional Information attached as Appendix B to the Combined Proxy Statement/Prospectus, and to the incorporation by reference of our reports, dated October 30, 2015, on the financial statements and financial highlights of SSGA Money Market Fund, SSGA Prime Money Market Fund, SSGA U.S. Government Money Market Fund and SSGA U.S. Treasury Money Market Fund (the “Selling Funds”), included in the Annual Reports to Shareholders of the Selling Funds for the year ended August 31, 2015, and our reports, dated February 26, 2016, on the financial statements and financial highlights of State Street Institutional Liquid Reserves Fund, State Street Institutional U.S. Government Money Market Fund and State Street Institutional Treasury Plus Money Market Fund (the “Buying Funds”), included in the Annual Reports to Shareholders of the Buying Funds for the year ended December 31, 2015, included in this Registration Statement (Form N-14, No. 333-30810) of State Street Institutional Investment Trust.

We also consent to the references to our firm under the captions “Financial Highlights” in each Prospectus, dated December 18, 2015, and “Independent Registered Public Accounting Firm”, “Tax Services” and “Financial Statements” in the Statement of Additional Information, dated December 18, 2015, of SSGA Funds, which are incorporated by reference in the Combined Proxy Statement/Prospectus of SSGA Funds, included in this Registration Statement.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 25, 2016